UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 31, 2013

Atlas Energy, L.P.

(Exact name of registrant as specified in its chapter)

Delaware	001-32953	43-2094238
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Park Place Corporate Center One 1000 Commerce Drive, Suite 400 Pittsburgh, PA	15275
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (412) 489-0006

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Revolving Credit Facility

On July 31, 2013, Atlas Energy, L.P. (“ATLS”), entered into an Amended and Restated Credit Agreement among ATLS, the lenders from time to time party thereto and Wells Fargo Bank, National Association, as administrative agent for such lenders (the “Amended and Restated Credit Agreement”).

The Amended and Restated Credit Agreement provides for a maximum credit amount of $50 million and a maturity date of July 31, 2018. The Amended and Restated Credit Agreement also provides for the issuance of letters of credit, which would reduce borrowing capacity. The obligation of lenders to make loans under the Amended and Restated Credit Agreement is subject to the condition that at the time of any borrowing, the Recognized Value Ratio is greater than or equal to 2.00 to 1.00. The Recognized Value Ratio is equal to the ratio of Recognized Value (the sum of the present values of ATLS’ oil and gas properties and the values of the common units of Atlas Pipeline Partners, L.P. and Atlas Resource Partners, L.P., determined as set forth in the Amended and Restated Credit Agreement, plus the General Partner Recognized Value Component (as defined in the Amended and Restated Credit Agreement) for the general partner of ATLS).

At ATLS’s election, interest on borrowings under the Amended and Restated Credit Agreement is determined by reference to either LIBOR plus an applicable margin of 5.50% per year or to the alternate base rate (as defined in the Amended and Restated Credit Agreement) (“ABR”) plus an applicable margin of 4.50% per year. Interest is generally payable quarterly for ABR loans and at the interest payment periods selected by ATLS for LIBOR loans. ATLS is required to pay a fee between 0.5% and 0.625% per annum on the unused portion of the commitments under the Amended and Restated Credit Agreement.

The Amended and Restated Credit Agreement contains customary covenants that limit ATLS’s ability to incur additional indebtedness, grant liens, make loans or investments, make distributions if a default exists or would result from the distribution, merge into or consolidate with other persons, enter into commodity or interest rate swap agreements that do not conform to specified terms or that exceed specified amounts, or engage in certain asset dispositions including a sale of all or substantially all of ATLS’ assets. The Amended and Restated Credit Agreement also contains covenants that (i) require ATLS to maintain a ratio of Total Funded Debt (as defined in the Amended and Restated Credit Agreement) to EBITDA (as defined in the Amended and Restated Credit Agreement) not greater than 4.50 to 1.0 as of the last day of the quarter ending September 30, 2013; 4:00 to 1:00 as of the last day of each of the quarters ending on or before September 30, 2015; and 3:50 to 1:00 for the last day of each of the quarters thereafter, and (ii) require ATLS to enter into swaps agreements with respect to the assets being acquired in the acquisition referred to in Item 2.01, below.

The events which constitute events of default are also customary for credit facilities of this nature, including payment defaults, breaches of representations, warranties or covenants, defaults in the payment of other indebtedness over a specified threshold, insolvency and change of control.

ATLS’s obligations under the Amended and Restated Credit Agreement are secured by first priority security interests in substantially all of its assets, including all of its ownership interests in its material subsidiaries and its direct ownership interests in Atlas Pipeline Partners, L.P., Atlas Pipeline Partners GP, LLC (“APL GP”), Atlas Resource Partners, L.P. and Atlas Resource Partners GP, LLC.

Additionally, ATLS’s obligations under the Amended and Restated Credit Agreement are guaranteed by its material wholly-owned subsidiaries (other than APL GP) and may be guaranteed by future subsidiaries of ATLS.

The Amended and Restated Credit Agreement is subject to an Intercreditor Agreement (the “Intercreditor Agreement”) between the lenders under the Amended and Restated Credit Agreement and the lenders under the Credit Agreement (the “Secured Term Facility”) dated July 31, 2013 among ATLS, the lenders from time to time party thereto and Deutsche Bank AG, New York Branch, as administrative agent. The Intercreditor Agreement provides that the security interests granted pursuant to the Amended and Restated Credit Agreement are of equal priority with those granted under the Secured Term Facility and provides for certain rights and procedures, as between the lenders under the respective loans, with respect to enforcement of rights, collateral and application of payment proceeds.

The foregoing descriptions of the Amended and Restated Credit Agreement and Intercreditor Agreement do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the documents filed as Exhibits 10.1 and 10.3, which are incorporated herein by reference.

Secured Term Facility

On July 31, 2013, ATLS entered into the Secured Term Facility. The Secured Term Facility provides for a maximum credit amount of $240 million and a maturity of July 31, 2019. Unlike loans under the Amended and Restated Credit Facility, amounts repaid or prepaid under the Secured Term Facility may not be reborrowed.

At ATLS’s election, the interest rate on borrowings under the Secured Term Facility is determined by reference to either LIBOR plus an applicable margin of 5.50% per year or ABR plus an applicable margin of 4.50% per year. Interest is generally payable quarterly for ABR loans, and at the interest periods selected by ATLS for LIBOR loans. ATLS is required to repay principal at the rate of $600,000 per quarter until the maturity date when the balance is due.

The Secured Term Facility contains customary covenants, similar to those in the Amended and Restated Credit Agreement, that limit ATLS’ ability to incur additional indebtedness, grant liens, make loans or investments, make distributions if a or a default exists or would result from the distribution, merge into or consolidate with other persons, enter into commodity or interest rate swap agreements that do not conform to specified terms or that exceed specified amounts, or engage in certain asset dispositions including a sale of all or substantially all of ATLS’s assets. The Secured Term Facility also contains a covenant that requires ATLS to maintain the same ratio of Total Funded Debt (as defined in the Secured Term Facility) to EBITDA (as defined in the Secured Term Facility) as in the Amended and Restated Credit Agreement.

The events which constitute events of default are also customary for credit facilities of this nature, including payment defaults, breaches of representations, warranties or covenants, defaults in the payment of other indebtedness over a specified threshold, insolvency and change of control.

ATLS’ obligations under the Secured Term Facility are secured by first priority security interests in substantially all of its assets, including all of its ownership interests in its material subsidiaries and its direct ownership interests in Atlas Pipeline Partners, L.P., APL GP, Atlas Resource Partners, L.P. and Atlas Resource Partners GP, LLC. Additionally, ATLS’s obligations under the Credit Agreement are guaranteed by its wholly-owned subsidiaries (other than APL GP) and may be guaranteed by future subsidiaries of ATLS subject to the Intercreditor Agreement. The Secured Term Facility is subject to the Intercreditor Agreement, as described above.

The foregoing description of the Secured Term Facility does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the document filed as Exhibit 10.2, which is incorporated herein by reference.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On July 31, 2013, ATLS and its wholly-owned subsidiary, ATLS Production Company, LLC (together with ATLS, the “Atlas Entities”), completed their previously announced acquisition of oil and gas assets in the Arkoma basin from EP Energy E&P Company L.P. (“EP”) and its affiliates for $67 million in cash. The Atlas Entities assumed the right to acquire the assets pursuant to an assignment and assumption agreement between the Atlas Entities and Atlas Resource Partners, L.P., the direct party to a purchase and sale agreement with EP.

The purchase and sale agreement and the assignment and assumption agreement were filed as Exhibit 2.1 and Exhibit 2.2 to ATLS’s Current Report on Form 8-K filed on June 13, 2013.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired

Historical financial statements for the business acquired, as described in Item 2.01, above, are not included in this Current Report on Form 8-K. This information will be filed in a subsequent amendment to this Current Report as required by Securities and Exchange Commission regulations.

(b)	Pro Forma Financial Information.

Pro forma financial information relating to the acquisition described in Item 2.01, above, is not included in this Current Report on Form 8-K. This information will be filed in a subsequent amendment to this Current Report as required by Securities and Exchange Commission regulations.

(d)	Exhibits

10.1	Amended and Restated Credit Agreement

10.2	Secured Term Facility

10.3	Intercreditor Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: August 6, 2013	ATLAS ENERGY, L.P.

By: Atlas Energy GP, LLC, its general partner

	By:	/s/ Sean P. McGrath
	Name:	Sean P. McGrath
	Its:	Chief Financial Officer